Exhibit 3.56

CERTIFICATE OF INCORPORATION

OF

SBARRO VENTURE, INC.

UNDER SECTION 402 OF THE BUSINESS CORPORATION LAW

* * * * *

WE, THE UNDERSIGNED, all being of the age of eighteen years or over, for the purpose of forming a corporation pursuant to Section 402 of the Business Corporation Law of New York, do hereby certify:

FIRST:	The name of the corporation is SBARRO VENTURE, INC. (hereinafter referred to as the “Corporation”)

SECOND:	The purposes for which it is formed are:

To engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law provided that the corporation is not formed to engage in any act or activity which requires the consent or approval of any state official, department, board, agency or other body, without such consent or approval first being obtained.

THIRD:	The office of the corporation is to be located in the County of Suffolk, State of New York.

FOURTH:	The aggregate number of shares which the corporation shall have authority to issue is Two Hundred (200) Common shares all without per value.

FIFTH:	The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the corporation served upon him is: c/o 763 Larkfield Road, Commack, NY 11725.

SIXTH:	A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any breach of duty as a director, except for liability if a judgment or other final adjudication adverse to such director establishes that (i) his/her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of the law, (ii) he/she personally gained in fact a financial profit or other advantage to which he/she was not legally entitled, or (iii) his/her acts violated Section 719 of the Business Corporation Law of the State of New York.

IN WITNESS WHEREOF, we have made and signed this certificate this 27th day of March, A.D. 1995 and we affirm the statements contained therein as truth under penalties of perjury.

/s/ Albrika R. Stokes
Incorporator:	Albrika R. Stokes

Address:	1633 Broadway New York, NY 10019

/s/ Barbara Dawson
Incorporator:	Barbara Dawson

Address:	1633 Broadway New York, NY 10019

/s/ Ivette Millan
Incorporator:	Ivette Miltan

Address:	1633 Broadway New York, NY 10019